Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN,
PRESIDENT
(515) 232-6251

February 13, 2013

AMES NATIONAL CORPORATION DECLARED CASH DIVIDEND

AMES, IOWA - On February 13, 2013, Ames National Corporation (the “Company”) declared a cash dividend of $0.16 per common share, which is a 6.7% increase from the previous dividend of $0.15 per share. The dividend is payable May 15, 2013, to shareholders of record at the close of business on May 1, 2013.

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO.  The Company’s affiliate banks include:  First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Reliance State Bank, Story City, Iowa; and United Bank & Trust NA, Marshalltown, Iowa.  Additional information about the Company can be found at www.amesnational.com.